Exhibit 10.1

SS&C Technologies Holdings, Inc.
Amendment No. 1 to AMENDED AND RESTATED employment Agreement

This AMENDMENT NO. 1 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is made as of April 1, 2021 (the “Effective Date”) by and among SS&C Technologies Holdings, Inc., a Delaware corporation (together with any successor thereto, the “Company”), SS&C Technologies, Inc. (together with any successor thereto, “SS&C”) and William C. Stone (the “Executive”). Undefined capitalized terms shall have the meanings given to them in the Agreement (as defined below).

WHEREAS, the Company, SS&C and the Executive have entered into that certain Amended and Restated Employment Agreement dated as of March 31, 2015 (the “Agreement”) and have agreed to amend the Agreement as set forth in this Amendment, effective as of the Effective Date.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged by each of the parties, the Company, SS&C and the Executive hereby agree as follows:

1.	AMENDMENTS

Section 10 of the Agreement is hereby amended and restated in its entirety as follows:

10. Section 280G. If any amounts payable under this Agreement or under any other agreement, plan or arrangement applicable to the Executive (including, for the avoidance of doubt, the value of any acceleration of vesting of equity awards held by the Executive), either alone or together with any other payments or benefits which the Executive is entitled to receive from the Company or SS&C or any affiliate thereof or otherwise, would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such payments shall be reduced to the largest amount (the “Reduced Amount”) that will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that if it is determined that the net after-tax amounts the Executive would receive (the “Unreduced Amounts”), after taking into account both income  taxes and any excise tax imposed under Section 4999 of the Code is greater than the net after-tax amount of the Reduced Amount, the Executive will instead receive the Unreduced Amounts.   Any such reduction in payments and benefits shall be applied first against the latest scheduled cash payments; then current cash payments; then any equity or equity derivatives that are included under Section 280G of the Code at full value rather than accelerated value; then any equity or equity derivatives included under Section 280G of the Code at an accelerated value (and not at full value) shall be reduced with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); finally any other non-cash benefits will be reduced. Any determinations pursuant to this Section 10 shall be made by the Company’s independent accountants and shall be effected in a manner that complies with Section 409A of the Code.

2.	EXECUTIVE ACKNOWLEDGEMENT

Executive hereby acknowledges and agrees that the amendment of the Agreement set forth as Section 1 of this Amendment will not constitute “Good Reason” under the terms of the Agreement.

3.	EFFECTIVENESS OF AMENDMENT

This Amendment will become effective on the Effective Date.  Except as amended by the terms of this Amendment, the Agreement will remain in full force and effect in accordance with its terms.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 to Employment Agreement as of the date first written above.

SS&C TECHNOLOGIES HOLDINGS, INC.

By:_/s/ Rahul Kanwar________________
Name: Rahul Kanwar
Title:President & Chief Operating Officer

SS&C TECHNOLOGIES, INC.

By:_/s/ Rahul Kanwar________________
Name: Rahul Kanwar
Title:President & Chief Operating Officer

WILLIAM C. STONE
/s/ William C. Stone